Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of  April 13, 2006, by and among Solera, Inc., a Delawarecorporation (“Employer”), Solera Holdings, LLC, a Delaware limited liability company and the sole stockholder of Employer (“Solera Holdings”), and Jack Pearlstein (“Executive”). Certain definitions are set forth in Section 4 of this Agreement.

Employer and Executive desire to enter into an agreement pursuant to which Employer will employ Executive. In addition, as of the date hereof, Executive and Solera Holdings will enter into a Securities Purchase Agreement (the “Securities Purchase Agreement”) pursuant to which Executive may purchase units in Solera Holdings subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.             Employment.         Employer agrees to employ Executive and Executive accepts such employment for the period beginning as of the date hereof and ending upon his Separation pursuant to Section 1(c) hereof (the “Employment Period”).

(a)           Position and Duties.

(i)            During the Employment Period, Executive shall serve as the Chief Financial Officer of Employer and shall have the normal duties, responsibilities and authority implied by such position, subject to the power of the Board and Employer’s Chief Executive Officer to expand or limit such duties, responsibilities and authority and to override actions of the Chief Financial Officer.

(ii)           Executive shall report to Employer’s Chief Executive Officer, and Executive shall devote his reasonable efforts and his full business time and attention to the business and affairs of Solera Holdings, Employer and their Subsidiaries; provided that, subject to the succeeding proviso, Executive shall not be restricted from serving on the boards of directors of other companies (other than any companies that are in any business that is competitive with any business of Solera Holdings or its Subsidiaries) or purely philanthropic organizations or participating in philanthropic activities associated with such organizations, but, in each case, only to the extent that such service or participation does not interfere with Executive’s employment or duties hereunder; provided, further, that Executive shall not serve on any board of directors or similar governing body without the approval of the Board, which approval shall not be unreasonably withheld.

(b)           Salary, Bonus and Benefits. During the Employment Period, Employer will pay Executive a base salary of $300,000 per annum (the “Annual Base Salary”). During the Employment Period, beginning with the fiscal year ending June 30, 2007 and for each fiscal year thereafter, Executive shall be eligible for an annual bonus (“Annual Bonus”) in an amount up to 75% of the Annual Base Salary then in effect based upon the achievement by Solera Holdings,

Employer and their Subsidiaries of financial and other objectives set by Employer’s Chief Executive Officer, subject to prior approval by the Board. An Annual Bonus, if any, will be paid to Executive by Employer 120 days after the end of the fiscal year to which such Annual Bonus relates.

(c)           Separation. The Employment Period will continue until (i) Executive’s resignation, Disability or death, or (ii) the Board decides to terminate Executive’s employment with or without Cause. If Executive’s employment is terminated by Employer without Cause or by Executive with Good Reason after the first anniversary of the date hereof, then during the 18-month period commencing on the date of termination subject to extension pursuant to the following sentence (the “Severance Period”), Employer shall pay to Executive an aggregate amount equal to 150% of his Annual Base Salary plus 75% of any Annual Bonus paid in respect of the fiscal year preceding the date of termination, payable in equal installments on the Employer’s regular salary payment dates (the “Wage Severance”), and Executive shall continue to participate in employee benefit programs for senior executive employees (other than bonus and incentive compensation plans) to the extent permitted under the terms of such programs and under applicable law (collectively, the “Severance Payments”). In addition, Employer shall have the option, by delivering written notice to the Executive within 12 months after the Separation to extend the Severance Period for an additional six month or 12 month period during which time Solera Holdings shall continue to make Severance Payments to Executive at the same annual rate (pro rated as applicable). Notwithstanding the foregoing, (A) Executive shall not be entitled to receive any payments pursuant to this Section 1(c) unless Executive has executed and delivered to Employer a general release in form and substance reasonably satisfactory to Employer and which shall in no event contain restrictions on Executive’s future employment broader than those contained in this Agreement and (B) Executive shall be entitled to receive such payments only so long as Executive has not breached the provisions of Sections 2 or 3 hereof. Other than the payments, if any, payable to Executive following a Separation pursuant to this Section 1(c), Executive shall not be entitled to receive any compensation from Employer or Solera Holdings following a Separation.

2.             Confidential Information.

(a)           Obligation to Maintain Confidentiality. Executive acknowledges that the information, observations and data (including trade secrets) of a confidential, proprietary or secret nature obtained by him during the course of his performance under this Agreement concerning the business or affairs of Solera Holdings, Employer and their respective Subsidiaries and Affiliates (“Confidential Information”) are the property of Solera Holdings, Employer or such Subsidiaries and Affiliates, including information concerning acquisition opportunities in or reasonably related to Solera Holdings’ and Employer’s business or industry of which Executive becomes aware during the Employment Period. Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for his own account any Confidential Information without the Board’s written consent, unless and to the extent that the Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, (ii) was known to Executive prior to Executive’s employment with Employer, Solera Holdings or any of their Subsidiaries and Affiliates (excluding information relating to Solera Holdings or its Subsidiaries or to any acquisitions contemplated by Solera Holdings or its Affiliates as of the date hereof), or (iii) is required to be disclosed pursuant to any applicable law or court order. Executive shall deliver to Solera Holdings at a Separation, or at any other time Solera Holdings may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of Solera Holdings, Employer and their respective Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control.

(b)           Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to Solera Holdings’, Employer’s or any of their respective Subsidiaries’ or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by Solera Holdings, Employer or any of their respective Subsidiaries or Affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to Solera Holdings, Employer or such Subsidiary or Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to Solera Holdings, Employer or to such Subsidiary or Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and Solera Holdings, Employer or such Subsidiary or Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Solera Holdings, Employer or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm Solera Holdings’, Employer’s or such Subsidiary’s or Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments). Executive understands, however, that there is no obligation being imposed on him to assign to Solera Holdings or any Subsidiary or Affiliate, any invention falling within the definition of Work Product for which no equipment, supplies, facility, or trade secret information of Solera Holdings or any of its Subsidiaries or Affiliates was used and that was developed entirely on his own time, unless:  (i) such Work Product relates (A) to Solera Holdings’, or its Subsidiaries’ or Affiliates’ businesses or (B) to their actual or demonstrably anticipated research or  development, or (ii) the Work Product results from any work performed by him for them under this Agreement. Executive has identified on the signature page to this Agreement all Work Product that is or was owned by him or was written, discovered, made, conceived or first reduced to practice by him alone or jointly with another person prior to his employment under this Agreement. If no such Work Product is listed, Executive represents to Solera Holdings that he does not now nor has he ever owned, nor has he made, any such Work Product.

(c)           Third Party Information. Executive understands that Solera Holdings, Employer and their respective Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Solera Holdings’, Employer’s and their respective Subsidiaries and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 2(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of Solera Holdings, Employer or their respective Subsidiaries and Affiliates who need to know such information in connection with their work for Solera Holdings, Employer or their respective Subsidiaries and Affiliates) or use, except in connection with his work for Solera Holdings, Employer or their respective Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(d)           Use of Information of Prior Employers. During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of Solera Holdings, Employer or any of their respective Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive will use in the performance of his duties only information which is (i) generally known and used by persons with training and experience comparable to Executive’s and which is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) is otherwise provided or developed by Solera Holdings, Employer or any of their respective Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

3.             Restrictive Covenants. Executive acknowledges that in the course of his employment with Employer he will become familiar with Solera Holdings’, Employer’s and their respective Subsidiaries’ trade secrets and with other confidential information concerning Solera Holdings, Employer and such Subsidiaries and that his services will be of special, unique and extraordinary value to Solera Holdings, Employer and such Subsidiaries. Therefore, Executive agrees that:

(a)           Nonsolicitation. During the Employment Period and (x) if the Employment Period is terminated by Solera Holdings or Employer without Cause or by Executive with Good Reason, for one year thereafter (or if Executive is entitled to Severance Payments pursuant to Section 1(c) and the Severance Period extends beyond one year after the termination of the Employment Period, for the length of the Severance Period), or (y) for a period of two years thereafter if the Employment Period is terminated by Executive, Solera Holdings or Employer for any other reason, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Solera Holdings, Employer or their respective Subsidiaries to leave the employ of Solera Holdings, Employer or such Subsidiary, or in any way interfere with the relationship between Solera Holdings, Employer and any of their respective Subsidiaries and any employee thereof (which restriction shall not preclude placing advertisements in trade publications or similar general solicitations for employment, so long as such advertisements or solicitations do not target any employee of

Solera Holdings, Employer or their respective Subsidiaries), (ii) hire any person who was an employee of Solera Holdings, Employer or any of their respective Subsidiaries within 180 days after such person ceased to be an employee of Solera Holdings, Employer or any of their respective Subsidiaries, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Solera Holdings, Employer or any of their respective Subsidiaries to cease doing business with Solera Holdings, Employer or such Subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Solera Holdings, Employer and any Subsidiary, in each case, if any such inducement, attempted inducement or interference would involve, use or rely upon any of Solera Holdings’, Employer’s or any of their respective Subsidiaries’ trade secrets or other confidential information or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of Solera Holdings, Employer or any of their respective Subsidiaries and with which Solera Holdings, Employer and any of their respective Subsidiaries has engaged in discussions regarding the acquisition of an interest in such business or has requested and received information relating to the acquisition of such business by Solera Holdings, Employer or any of their respective Subsidiaries in the two year period immediately preceding a Separation.

(b)           Enforcement. If, at the time of enforcement of Section 2 or this Section 3, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law which shall in no circumstances be broader in duration, scope or area than those restrictions provided for herein. Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, Solera Holdings, Employer, their respective Subsidiaries or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(c)           Additional Acknowledgments. Executive acknowledges that the provisions of this Section 3 are in consideration of:  (i) employment with the Employer, (ii) the contemplated issuance of the Executive Securities by Solera Holdings and (iii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 2 and this Section 3 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (i) that the business of Solera Holdings, Employer and their respective Subsidiaries will be conducted throughout the United States and other jurisdictions where Solera Holdings, Employer or their respective Subsidiaries conduct business during the Employment Period, (ii) notwithstanding the state of organization or principal office of Solera Holdings, Employer or any of their respective Subsidiaries, or any of their respective executives or employees (including the Executive), it is expected that Solera Holdings and Employer will have business activities and have valuable business relationships within its industry throughout the United States and other jurisdictions where Solera Holdings, Employer or their respective Subsidiaries conduct business during the Employment Period, and

(iii) as part of his responsibilities, Executive will be traveling throughout the United States and other jurisdictions where Solera Holdings, Employer or their respective Subsidiaries conduct business during the Employment Period in furtherance of Employer’s business and its relationships. Executive agrees and acknowledges that the potential harm to Solera Holdings and Employer of the non-enforcement of Section 2 and this Section 3 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Solera Holdings and Employer now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

4.             Definitions.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Board” means Solera Holdings’ board of managers.

“Cause” means (i) the conviction or plea of no contest for or indictment on a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud, which involves a material matter, with respect to Solera Holdings, Employer or any of their respective Subsidiaries or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties of the office held by Executive as reasonably directed by the Board, (iii) gross negligence or willful misconduct with respect to Solera Holdings, Employer or any of their respective Subsidiaries that is or could reasonably be expected to be harmful to Solera Holdings, Employer or any of their respective Subsidiaries in any material respect, (iv) conduct tending to bring Solera Holdings, Employer or any of their respective Subsidiaries into substantial public disgrace or disrepute, and (v) any breach by Executive of Sections 2 or 3 of this Agreement. In the case of a termination for Cause pursuant to clause (ii) above, Employer agrees that Executive shall have the opportunity to address the Board before such termination for Cause becomes effective.

“Disability” means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is or will be unable to effectively perform the essential functions of Executive’s duties for a continuous period of more than 60 days or for 90 days (whether or not continuous) within a 180 day period, as determined by the Board in good faith.

“Good Reason” means (i) a reduction in Executive’s Annual Base Salary or (ii) a material diminution in Executive’s titles or duties inconsistent with his position, in each case without the prior written consent of Executive; provided that written notice of Executive’s resignation must be delivered to Solera Holdings within 30 days after his actual knowledge of any such event in order for such resignation to be with Good Reason for any purpose hereunder.

“Majority Holders” has the meaning set forth in the Securities Purchase Agreement.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Separation” means Executive ceasing to be employed by Solera Holdings, Employer or any of their respective Subsidiaries for any reason.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of  partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of Solera Holdings.

5.             Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid), (iii) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iv) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

If to Employer:

Solera, Inc.
12230 El Camino Real, Suite 200
San Diego, CA 92130
Attention: Chief Executive Officer
Facsimile: (858) 812-3011

with copies to:

GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., and
GTCR Co-Invest II, L.P.
c/o GTCR Golder Rauner II, L.L.C.
6100 Sears Tower
Chicago, Illinois 60606-6402
Attention: Philip A. Canfield
Craig A. Bondy
Facsimile: (312) 382-2201

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention:	Stephen L. Ritchie, P.C.
Mark A. Fennell
Facsimile:	(312) 861-2200

If to Solera Holdings:

Solera Holdings, LLC
12230 El Camino Real, Suite 200
San Diego, CA 92130
Attention: Chief Executive Officer
Facsimile: (858) 812-3011

with copies to:

GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., and
GTCR Co-Invest II, L.P.
c/o GTCR Golder Rauner II, L.L.C.
6100 Sears Tower
Chicago, Illinois 60606-6402
Attention:	Philip A. Canfield
Craig A. Bondy
Facsimile:	(312) 382-2201

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention:	Stephen L. Ritchie, P.C.
Mark A. Fennell
Facsimile:	(312) 861-2200

If to Executive:

Jack Pearlstein
5122 Warren Place, NW
Washington, DC 20016
Facsimile: (925)-866-3491

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

6.             General Provisions.

(a)           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)           Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)           No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(d)           Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)           Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, Solera Holdings, Employer and their respective successors and assigns; provided that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of Solera Holdings.

(f)            Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g)           MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.

(h)           Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with Solera Holdings, Employer and their respective Subsidiaries and Affiliates in any disputeswith third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Solera Holdings (including, without limitation, Executive being available to Solera Holdings upon reasonable notice for interviews and factual investigations, appearing at Solera Holdings’ request to give testimony without requiring service of a subpoena or other legal process, volunteering to Solera Holdings all pertinent information and turning over to Solera Holdings all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event Solera Holdings requires Executive’s cooperation in accordance with this paragraph during the Employment Period or the Severance Period, Solera Holdings shall reimburse Executive solely for reasonable travel expenses (including lodging and meals, upon submission of receipts). In the event Solera Holdings requires Executive’s cooperation in accordance with this paragraph after the Severance Period, Solera Holdings shall reimburse Executive for reasonable travel expenses (including lodging and meals, upon submission of receipts) and compensate Executive at a reasonable rate for such cooperation, as determined by mutual agreement of Solera Holdings and Executive.

(i)            Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(j)            Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of Solera Holdings, Employer, Executive and the Majority Holders.

(k)           Insurance. Solera Holdings, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any reasonable medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(l)            Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which Solera Holdings’ chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(m)          Indemnification and Reimbursement of Payments on Behalf of Executive. Solera Holdings and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Solera Holdings or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from Solera Holdings or its Subsidiaries or Executive’s ownership interest in Solera Holdings, including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity. In the event Solera Holdings or its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify Solera Holdings and its Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

(n)           Reasonable Expenses. Employer agrees to pay the reasonable fees and expenses of Executive’s counsel arising in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

(o)           Termination. This Agreement (except for the provisions of Sections 1(a) and (b)) shall survive a Separation and shall remain in full force and effect after such Separation.

(p)           Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first above written.

SOLERA HOLDINGS, LLC

By:	/s/ Tony Aquila
Name: Tony Aquila
Its: Chief Executive Officer

SOLERA, INC.
By:	/s/ Tony Aquila
Name: Tony Aquila
Its: Chief Executive Officer

/s/ Jack Pearlstein
JACK PEARLSTEIN

Signature Page to Employment Agreement of Jack Pearlstein